Exhibit 99.1

MetaVia to Present Phase 1 Clinical Trial Data for DA-1726 in Oral Presentation at the Precision Liver Symposium 2026

CAMBRIDGE, Mass., October 28, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced that an abstract highlighting data from the Phase 1 clinical trial of DA-1726, a novel dual oxyntomodulin (OXM) analog targeting both GLP-1 (GLP1R) and glucagon (GCGR) receptors, has been accepted for an oral presentation at the Precision Liver Symposium 2026, taking place November 4, 2026, in Denver, Colorado.

Precision Liver Symposium Presentation Details

●	Title: DA-1726, a Dual GLP-1 and Glucagon Receptor Agonist, Leads to Significant Reduction in MRI-PDFF and Weight Loss with Relative Preservation of Lean Mass: A Randomized Placebo-Controlled Trial
●	Presenting Author: Sarah Browne, M.D., Chief Medical Officer of MetaVia
●	Presentation Time: 1:35 pm MT
●	Presentation Location: Hilton Denver City Center

A copy of the poster will be available on the Posters section of the MetaVia website after the presentation.

About DA-1726

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a GLP1R/GCGR dual agonist for the treatment of metabolic disease that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in pre-clinical mice models, resulted in improved weight loss compared to semaglutide (Wegovy®), a leading GLP-1 receptor agonist. Additionally, in pre-clinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared to tirzepatide (Zepbound®) and survodutide (a drug with the same MOA), while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide. In the Phase 1 multiple ascending dose (MAD) trial in obesity, the 32 mg dose of DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist circumference reduction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for treatment across multiple cardiometabolic indications and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. In a Phase 1 multiple ascending dose (MAD) trial, DA-1726 demonstrated encouraging liver-related findings, including improvements in noninvasive measures of hepatic steatosis and liver stiffness. Vanoglipel is a potential first-in-class drug candidate targeting G-protein-coupled receptor 119 (GPR119). In preclinical studies, vanoglipel demonstrated a positive metabolic effect on glucose and lipid control, and also proved differentiated hepatic benefits reducing hepatic steatosis, hepatic inflammation, and liver fibrosis regardless independent of metabolic improvement. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

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Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com